UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2019

INPIXON

(Exact name of registrant as specified in its charter)

Nevada	001-36404	88-0434915
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2479 E. Bayshore Road, Suite 195 Palo Alto, CA	94303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 702-2167

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	INPX	The Nasdaq Capital Market

Item 1.01	Entry into a Material Definitive Agreement.

Exchange Agreement

On December 13, 2019, Inpixon, a Nevada corporation (the “Company”), and Chicago Venture Partners, L.P. (“CVP”), the holder of that certain outstanding promissory note, issued on May 3, 2019 (as may be amended, supplemented or otherwise modified, the “Original Note”), with an outstanding balance of $4,011,994.84 as of December 13, 2019, entered into an exchange agreement, pursuant to which the Company and CVP agreed to (i) partition a new promissory note in the form of the Original Note in the original principal amount equal to $120,000 and then cause the outstanding balance to be reduced by $120,000; and (ii) exchange the partitioned note for the delivery of 3,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an effective price per share equal to $0.04. The shares of Common Stock will be delivered to CVP on or before December 16, 2019 and the exchange will occur with CVP surrendering the partitioned note to the Company on the date when the shares of Common Stock are approved and held by CVP’s brokerage firm for public resale.

CVP is also the holder of certain promissory notes with an aggregate outstanding balance of approximately $4.15 million as of December 11, 2019. Iliad Research and Trading, L.P., an affiliate of CVP, is the holder of certain promissory notes with an aggregate outstanding balance of approximately $1.19 million as of December 11, 2019. St. George Investments LLC, an affiliate of CVP, is also the holder of a promissory note of the Company with an outstanding balance of approximately $957,500 as of December 11, 2019.

The description of the exchange agreement is a summary only, is not intended to be complete, and is qualified in its entirety by reference to the full text of the exchange agreement, a copy of which is filed herewith as Exhibit 10.1 and which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K, to the extent required by this Item 2.03, is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 regarding the issuance of the shares of Common Stock issued pursuant to the exchange agreement is hereby incorporated by reference into this Item 3.02. The offer and sale of such shares was not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the shares of Common Stock are being issued in exchange for the partitioned note which is another outstanding security of the Company; (b) there is no additional consideration of value being delivered by CVP in connection with the exchange; and (c) there are no commissions or other remuneration being paid by the Company in connection with the exchange.

As of December 13, 2019, the Company has issued and outstanding (i) 107,939,581 shares of Common Stock, which includes the issuance of the shares of Common Stock pursuant to the exchange agreement, (ii) 1 share of Series 4 Convertible Preferred Stock which is convertible into 202 shares of Common Stock, (iii) 126 shares of Series 5 Convertible Preferred Stock which are convertible into approximately 37,838 shares of Common Stock (subject to rounding for fractional shares), (iv) warrants to purchase up to 112,800 shares of Common Stock issued on January 15, 2019 in connection with the Company’s rights offering, exercisable at $3.33 per share, and (v) Series A warrants to purchase up to 213,700 shares of Common Stock issued on August 15, 2019 in connection with the Company’s public offering and exercisable at $0.2775 per share.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On December 13, 2019, the Company reconvened its 2019 annual meeting of stockholders (the “Reconvened Annual Meeting”) at which the Company’s stockholders voted on Proposal 3, which sought to approve an amendment to the Company’s Articles of Incorporation to increase its authorized shares of Common Stock from 250,000,000 to 500,000,000.

At the beginning of the Reconvened Annual Meeting, there were 27,446,819 shares of Common Stock present in person or by proxy, which represented 63.73% of the voting power of the shares of Common Stock entitled to vote at the Reconvened Annual Meeting, and which constituted a quorum for the transaction of business. There were 43,060,598 shares of Common Stock outstanding as of close of business on September 3, 2019 (the “Record Date”). Holders of Common Stock were entitled to one vote for each share held as of the close of business on the Record Date.

At the Reconvened Meeting, Proposal 3 to amend the Company’s Articles of Incorporation to increase its authorized shares of Common Stock from 250,000,000 to 500,000,000 did not receive sufficient affirmative votes to be approved. The final voting results are as follows:

For	Against	Abstentions
19,304,304	7,283,561	858,954

There were no broker non-votes on this proposal.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Exchange Agreement, dated as of December 13, 2019, by and between Inpixon and Chicago Venture Partners, L.P.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Exchange Agreement, dated as of December 13, 2019, by and between Inpixon and Chicago Venture Partners, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INPIXON

Date: December 13, 2019	By:	/s/ Nadir Ali
	Name:	Nadir Ali
	Title:	Chief Executive Officer

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